UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – January 30, 2012 (January 24, 2012)

CODORUS VALLEY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-15536	23-2428543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

105 Leader Heights Road
P.O. Box 2887
York, Pennsylvania		17405-2887
(Address of principal executive offices)		(Zip code)

717-747-1519

(Registrant’s telephone number including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CODORUS VALLEY BANCORP, INC.

FORM 8-K

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 24, 2012, Harry R. Swift was appointed as a Class B Director of Codorus Valley Bancorp, Inc. (“the Corporation”) and as a Director of PeoplesBank, A Codorus Valley Company (“the Bank”); collectively referred to as (“the Company”). Mr. Swift will continue to serve on the Company’s Risk Management Committee.

No additional compensation shall be paid to Mr. Swift during 2012 for his services as a director. Beginning January 1, 2013, Mr. Swift shall receive compensation as a director equal to that paid to non-management directors. Mr. Swift is not considered independent as defined under applicable NASDAQ and SEC rules.

Mr. Swift is currently employed by the Bank and holds the position of Executive Vice President, General Counsel and Secretary and is Vice President, General Counsel and Secretary of the Corporation. Mr. Swift is a Director of York County YMCA and a Trustee of Albright Care Services.

Effective December 31, 2012, Mr. Swift will retire from his position as Executive Vice President of the Bank but will continue to hold the positions of Secretary and General Counsel of the Company. On January 24, 2012, based on the recommendation of the Company’s Compensation Committee, the Company approved compensation for Mr. Swift to be effective January 1, 2013 with the terms as follows:

Base Compensation: $145,000

Work Week: Normally three-business days per week in the Codorus Valley Corporate Center, with electronic remote access.

Benefits: Benefits afforded employees under the same employment status.

Automobile: Retain existing vehicle.

Mr. Swift’s current employment agreement, including any agreements or provisions concerning change-in-control, shall terminate as of January 1, 2013. Beginning January 1, 2013, Mr. Swift’s employment will be at will and not subject to any written employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Codorus Valley Bancorp, Inc.
(Registrant)

Date: January 30, 2012	/s/ Larry J. Miller
Larry J. Miller
President and Chief
Executive Officer
(Principal Executive Officer)